Exhibit 99.1

Press Release July 21, 2014	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Reports Second Quarter 2014 Diluted Earnings Per Share of $0.31

FORT WAYNE, INDIANA, July 21, 2014 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced second quarter 2014 net income of $72 million, or $0.31 per diluted share, on net sales of $2.1 billion.  By comparison, prior year second quarter net income was $29 million, or $0.13 per diluted share, on net sales of $1.8 billion; and sequential first quarter 2014 net income was $39 million, or $0.17 per diluted share, on net sales of $1.8 billion.

“Our consolidated operating income increased 63 percent to $132 million for the second quarter 2014, as compared to the first quarter,” said Chief Executive Officer Mark Millett. “All of our reporting segments achieved meaningfully higher profitability compared to the sequential quarter, improving beyond the negative inclement weather impact on the first quarter.  Despite elevated import levels, the strength of underlying demand coupled with our continued market diversification and customer focus allowed us to achieve record quarterly steel shipments.  We are optimistic heading into the second half of 2014 and so are our customers.”

Compared to the first quarter 2014, operating income from the company’s steel operations increased $50 million, or 47 percent, driven by record shipments and improved metal spreads.  Sheet and structural steel volumes were the primary contributors to the improved profitability.   The automotive and manufacturing markets remain strong and the energy market appears to be strengthening, as evidenced in increased demand for engineered special bar quality steels.   Continued modest growth in the nonresidential construction market benefited both the structural steel and fabrication operations.  Compared to the first quarter 2014, operating income from the company’s fabrication operations more than doubled.

“For our metals recycling operations operating income increased to $18 million in the second quarter 2014, as compared to $10 million in the sequential quarter, but the market environment remains challenging”, stated Millett.  “Ferrous scrap availability and volumes improved, but profitability margins compressed from first quarter levels.  However, the quarterly decline in sequential ferrous profitability was more than offset by meaningful improvements in nonferrous volumes and metal spreads.”

Second Quarter Review

Second quarter 2014 shipments increased across the company’s platforms, as compared to the sequential quarter. Operating income for the company’s steel operations increased to $158 million, or 47 percent, as compared to the sequential quarter, based on increased shipments of sheet, engineered bar and structural steel, combined with overall metal margin expansion in long products.  The Flat Roll and Structural and Rail Divisions each achieved record quarterly shipments, as sheet steel increased 21 percent, structural steel beam increased 14 percent, and rail improved 22 percent, in comparison to the first quarter 2014.  The average selling price for the company’s total steel operations slightly decreased by $2 per ton.  The average ferrous scrap cost per ton melted decreased $16 per ton.

Second quarter operating income attributable to the company’s sheet steel operations increased 40 percent when compared to the sequential quarter, and operating income from long product operations increased 59 percent.  The company’s steel mill production utilization rate was 90 percent in the second quarter 2014, compared to 86 percent in the sequential quarter.

Second quarter operating income from the company’s metals recycling operations increased 17 percent, as the increase in nonferrous metal spread and four percent increase in total shipments more the offset lower ferrous metal spread during the second quarter 2014, when compared to the sequential quarter.

The company’s fabrication business increased second quarter 2014 operating income by $4 million, to $8 million, driven by record quarterly shipments based on both market share and overall demand improvement. According to the Steel Joist Institute, domestic year-over year joist shipments have increased 14 percent as of May 2014.   Order inquiries and project bookings continue to strengthen, signaling further recovery in the nonresidential construction market.

The impact of losses from the company’s Minnesota operations for second quarter 2014 consolidated net income was $9.1 million, or $0.04 per diluted share, as compared to $8.9 million, or $0.04 per diluted share in the first quarter 2014.  During the second quarter, as the company indicated on the first quarter earnings teleconference, remaining operating trials were completed and a four week outage was taken to upgrade the rotary hearth furnace, and as anticipated these trials and the outage resulted in second quarter losses similar to those experienced in the first quarter 2014.  The trials resulted in encouraging results related to improvement in yield, quality, volume and raw material input costs, resulting in a potential cost structure that we believe is competitive.  This cost structure must be confirmed on a consistent ongoing basis over the coming months.  In the meantime, as the operations ramp up, third quarter 2014 losses related to the company’s Minnesota operations are expected to be meaningfully less than those incurred in the second quarter.

“We are pleased with the conversion of our 5.125% Convertible Notes, which matured June 15, 2014,” stated Chief Financial Officer, Theresa Wagler.  “The holders of $272 million of the security exercised their option to convert the Notes into 15,893,457 shares of our common stock. The remaining $16 million of outstanding Notes was paid in cash.  This security provided an important component of our capital structure the past 5 years and its conversion to equity further strengthens our financial position for growth.”

Year to Date Comparison

For the six months ended June 30, 2014, net income was $111 million, or $0.48 per diluted share, on net sales of $3.9 billion, as compared to net income of $77 million, or $0.34 per diluted share, on net sales of $3.6 billion for the six months ended June 30, 2013.   Year-to-date 2014 consolidated net sales increased eight percent, primarily as a result of higher average steel pricing and shipments.  Year-to-date 2014 consolidated operating income increased $47 million, or 29 percent, primarily as a result of improved steel metal spread.  The average selling price for the company’s total steel operations increased $49 per ton.  The average ferrous scrap cost per ton melted increased $18 per ton.

Outlook

“We continue to remain optimistic,” Millett said. “The improvement in our financial and operational performance is indicative of more than a mere weather recovery from the first quarter. The demand for our products continues to improve. The recent growth projects which began ramping-up in 2014 are also beginning to contribute to our earnings.  The automotive and manufacturing markets remain strong, and we believe the increase in domestic energy investments is continuing to strengthen.  We continue to have confidence that the broader U.S. economic recovery is strengthening, and that the non-service sector portion of the domestic GDP remains capable of growing at a faster rate than the overall GDP.  We believe our diversified offerings of value-added products and our exceptional team, combined with our unique operating culture provides us a unique competitive advantage as we capitalize on the opportunities ahead.

“Our organic growth projects and latent steel capacity, coupled with our planned acquisition of the Severstal Columbus steel mill, and our belief that domestic steel consumption is on the upward trend—all point toward meaningful growth opportunities for Steel Dynamics’ employees, customers and shareholders,” concluded Millett.

Summary Second Quarter Operating Segment Information

The following tables highlight operating results for each of the company’s primary operating platforms. References to operating income in the following paragraphs exclude profit-sharing expenses and amortization pertaining to intangible assets.  Dollar amounts are in thousands, excluding per ton data.

Steel Operations

This segment includes five electric-arc-furnace steel mills and related steel finishing and processing facilities, including The Techs. The company’s steel operations produce flat-rolled steel, structural steel, merchant bars, engineered special-bar-quality steel, rebar, rail, and specialty shapes.

	Second Quarter		Year To Date		Sequential
	2014	2013	2014	2013	1Q 2014
Total Sales	$1,370,995	$1,165,775	$2,560,928	$2,307,850	$1,189,933
External Sales	1,265,104	1,091,015	2,382,703	2,152,327	1,117,599
Operating Income	158,083	87,833	265,859	209,422	107,776

Total Shipments (tons)	1,677,766	1,522,668	3,128,498	2,992,470	1,450,732
External Shipments (tons)	1,518,882	1,396,380	2,857,455	2,740,812	1,338,573
Production (tons)	1,708,252	1,500,224	3,227,818	3,065,291	1,519,566

Average External Sales Price Per Ton	$833	$781	$834	$785	$835
Average Ferrous Scrap Cost Per Ton	$364	$354	$371	$353	$380

Metals Recycling and Ferrous Resources Operations

This segment principally includes the company’s metals recycling operations (OmniSource Corporation), a liquid pig iron production facility (Iron Dynamics), and the company’s Minnesota iron producing operations.

	Second Quarter		Year To Date		Sequential
	2014	2013	2014	2013	1Q 2014
Metals Recycling & Ferrous Resources
Total Sales	$1,014,161	$893,116	$2,007,666	$1,807,684	$993,505
External Sales	645,216	585,492	1,220,990	1,206,620	575,774
Operating Loss	(1,517)	(1,811)	(12,498)	(6,120)	(10,981)
Unrealized Hedging Gain (Loss), Net	(2,499)	(2,220)	1,567	134	4,066

OmniSource Standalone
Total Sales	$891,627	$794,750	$1,772,245	$1,629,789	$880,618
External Sales	580,509	554,996	1,103,633	1,164,914	523,124
Operating Income	18,398	15,774	27,947	40,739	9,549
Unrealized Hedging Gain (Loss), Net	(2,371)	(1,583)	359	(892)	2,730

Ferrous Shipments (gross tons)	1,422,697	1,334,390	2,787,230	2,677,319	1,364,533
% Shipments to SDI Steel Mills	46%	39%	49%	41%	52%
Nonferrous Shipments (pounds 000’s)	288,233	254,495	559,211	534,151	270,978

Steel Fabrication Operations

Steel fabrication operations include New Millennium Building Systems, which fabricates steel joists, trusses, and decking used in the construction of non-residential buildings.

	Second Quarter		Year To Date		Sequential
	2014	2013	2014	2013	1Q 2014
Total Sales	$134,852	$104,159	$250,713	$198,534	$115,861
Operating Income	7,590	2,330	10,716	3,860	3,126

Total Shipments (tons)	105,188	86,371	199,855	163,954	94,667
Average Sales Price Per Ton	$1,282	$1,206	$1,254	$1,210	$1,224

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.4 billion in 2013, over 6,800 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a recurrent slowing economy on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Conference Call and Webcast

On Tuesday, July 22, 2014, at 10:00 a.m. Eastern Time, Steel Dynamics will host a conference call with investors and analysts to discuss the company’s second quarter 2014 operating and financial results.  We invite you to listen to the live audiocast of the conference call accessible from our website (http://www.steeldynamics.com), or via telephone (the conference call number may also be obtained on our website).   A replay of the discussion will be available on our website until 11:59 p.m. Eastern Time on July 29, 2014.  A podcast/MP3 file of the event will also be available and can be downloaded from our website.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2014	2013	2014	2013	2014

Net sales	$2,069,761	$1,801,340	$3,899,843	$3,597,036	$1,830,082
Costs of goods sold	1,846,990	1,653,648	3,513,768	3,273,080	1,666,778
Gross profit	222,771	147,692	386,075	323,956	163,304

Selling, general and administrative expenses	73,463	65,356	143,505	130,618	70,042
Profit sharing	10,469	4,779	15,864	11,422	5,395
Amortization of intangible assets	6,934	8,051	13,869	16,178	6,935
Impairment charges	—	308	—	308	—
Operating income	131,905	69,198	212,837	165,430	80,932

Interest expense, net of capitalized interest	30,050	31,465	60,619	66,094	30,569
Other expense (income), net	(1,754)	(1,246)	(2,385)	(2,292)	(631)
Income before income taxes	103,609	38,979	154,603	101,628	50,994

Income taxes	37,268	15,706	54,564	37,103	17,296
Net income	66,341	23,273	100,039	64,525	33,698

Net loss attributable to noncontrolling interests	5,962	5,685	10,843	12,648	4,881

Net income attributable to Steel Dynamics, Inc.	$72,303	$28,958	$110,882	$77,173	$38,579

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.32	$0.13	$0.49	$0.35	$0.17

Weighted average common shares outstanding	226,220	220,471	224,615	220,233	223,011

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.31	$0.13	$0.48	$0.34	$0.17

Weighted average common shares and equivalents outstanding (Note 1)	242,048	221,736	241,721	238,246	241,394

Dividends declared per share	$0.115	$0.11	$0.23	$0.22	$0.115

(Note 1)  Excludes the impact of the 5.125% convertible senior notes from net income (numerator) and share equivalents outstanding (denominator) for the three months ended June 30, 2013, because the impact to diluted earnings per share was anti-dilutive.

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2014	2013	2014	2013	2014
Steel Operations*

Shipments (tons)
Flat Roll Division	778,220	720,582	1,419,740	1,424,872	641,520
Structural and Rail Division
Structural	282,681	223,700	531,061	451,789	248,380
Rail	53,699	63,274	97,635	116,082	43,936
Engineered Bar Products Division	152,768	123,919	297,071	236,740	144,303
Roanoke Bar Division	143,583	134,001	287,365	273,951	143,782
Steel of West Virginia	74,881	77,975	150,455	158,682	75,574
The Techs	191,934	179,217	345,171	330,354	153,237
Total	1,677,766	1,522,668	3,128,498	2,992,470	1,450,732
Intra-company	(158,884)	(126,288)	(271,043)	(251,658)	(112,159)
External	1,518,882	1,396,380	2,857,455	2,740,812	1,338,573

Steel Operations Production (tons)	1,708,252	1,500,224	3,227,818	3,065,291	1,519,566

Net sales
Total	$1,370,995	$1,165,775	$2,560,928	$2,307,850	$1,189,933
Intra-company	(105,891)	(74,760)	(178,225)	(155,523)	(72,334)
External	$1,265,104	$1,091,015	$2,382,703	$2,152,327	$1,117,599

Operating income before amortization of intangibles	$158,083	$87,833	$265,859	$209,422	$107,776
Amortization of intangibles	(2,134)	(2,288)	(4,267)	(4,576)	(2,133)
Operating income (Note 1)	$155,949	$85,545	$261,592	$204,846	$105,643

Metals Recycling and Ferrous Resources Operations**

OmniSource (Stand alone)
Ferrous metals shipments (gross tons)
Total	1,422,697	1,334,390	2,787,230	2,677,319	1,364,533
Intra-company	(653,651)	(548,268)	(1,368,632)	(1,102,158)	(714,981)
External	769,046	786,122	1,418,598	1,575,161	649,552

Nonferrous metals shipments (thousands of pounds)
Total	288,233	254,495	559,211	534,151	270,978
Intra-company	(17,962)	(6,737)	(37,352)	(10,266)	(19,390)
External	270,271	247,758	521,859	523,885	251,588

Mesabi Nugget shipments (metric tons) - Intra-company	32,542	44,454	70,030	104,139	37,488

Iron Dynamics (metric tons) - Intra-company	64,756	66,285	121,878	130,970	57,122

Metal Recycling and Ferrous Resources Operations
Net sales
Total	$1,014,161	$893,116	$2,007,666	$1,807,684	$993,505
Intra-company	(368,945)	(307,624)	(786,676)	(601,064)	(417,731)
External	$645,216	$585,492	$1,220,990	$1,206,620	$575,774

Operating loss before amortization of intangibles	$(1,517)	$(1,811)	$(12,498)	$(6,120)	$(10,981)
Amortization of intangibles	(4,536)	(5,440)	(9,074)	(10,955)	(4,538)
Operating loss (Note 1)	$(6,053)	$(7,251)	$(21,572)	$(17,075)	$(15,519)

Steel Fabrication Operations***

Shipments (tons)
Total	105,188	86,371	199,855	163,954	94,667
Intra-company	—	(460)	—	(794)	—
External	105,188	85,911	199,855	163,160	94,667

Net sales
Total	$134,852	$104,159	$250,713	$198,534	$115,861
Intra-company	—	(564)	—	(1,142)	—
External	$134,852	$103,595	$250,713	$197,392	$115,861

Operating income (Note 1)	$7,590	$2,330	$10,716	$3,860	$3,126

*         Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.

**                    Metals Recycling and Ferrous Resources Operations include OmniSource; Iron Dynamics (all shipments are internal); and Minnesota Operations (all shipments have been internal).

***    Steel Fabrication Operations include the company’s joist and deck fabrication operations.

(Note 1) Segment operating income (loss) excludes profit sharing expense.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2014	December 31, 2013
	(unaudited)
Assets
Current assets
Cash and equivalents	$357,490	$395,156
Accounts receivable, net	910,796	720,600
Inventories	1,320,871	1,314,747
Deferred income taxes	17,813	17,964
Other current assets	23,216	25,167
Total current assets	2,630,186	2,473,634

Property, plant and equipment, net	2,177,007	2,226,134

Restricted cash	18,460	23,827

Intangible assets, net	372,819	386,159

Goodwill	728,751	731,996

Other assets	57,979	91,256
Total assets	$5,985,202	$5,933,006

Liabilities and Equity
Current liabilities
Accounts payable	$440,691	$414,932
Income taxes payable	19,448	4,023
Accrued expenses	191,323	214,679
Current maturities of long-term debt	61,761	341,544
Total current liabilities	713,223	975,178

Long-term debt
Senior term loan	199,375	220,000
Senior notes	1,500,000	1,500,000
Other long-term debt	42,753	46,045
Total long-term debt	1,742,128	1,766,045

Deferred income taxes	548,285	556,038
Other liabilities	22,356	23,376

Commitments and contingencies

Redeemable noncontrolling interests	124,180	116,514

Equity
Common stock	647	645
Treasury stock, at cost	(398,818)	(718,529)
Additional paid-in capital	1,058,921	1,085,694
Retained earnings	2,237,147	2,179,513
Total Steel Dynamics, Inc. equity	2,897,897	2,547,323
Noncontrolling interests	(62,867)	(51,468)
Total equity	2,835,030	2,495,855
Total liabilities and equity	$5,985,202	$5,933,006

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Operating activities:
Net income	$66,341	$23,273	$100,039	$64,525

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,441	56,826	116,009	113,887
Equity-based compensation	4,700	2,344	10,468	7,097
Deferred income taxes	(280)	10,812	(4,371)	21,747
Changes in certain assets and liabilities:
Accounts receivable	(99,696)	(19,826)	(188,646)	(130,764)
Inventories	11,230	1,660	(6,124)	34,008
Accounts payable	13,385	(46,370)	18,426	(7,382)
Income taxes receivable/payable	(4,964)	(23,304)	14,429	(26,326)
Other assets and liabilities	26,857	27,300	(11,463)	(14,367)
Net cash provided by operating activities	76,014	32,715	48,767	62,425

Investing activities:
Purchase of property, plant and equipment	(33,534)	(49,236)	(58,375)	(94,582)
Other investing activities	2,314	863	31,198	34,797
Net cash used in investing activities	(31,220)	(48,373)	(27,177)	(59,785)

Financing activities:
Issuance of current and long-term debt	63,945	32	107,398	409,293
Repayment of current and long-term debt	(76,412)	(202,312)	(132,658)	(508,003)
Debt issuance costs	—	(195)	—	(6,192)
Proceeds from exercise of stock options, including related tax effect	8,516	2,977	11,421	10,591
Contributions from noncontrolling investors, net	(606)	5,286	4,764	5,697
Dividends paid	(25,666)	(24,238)	(50,181)	(46,190)
Net cash used in financing activities	(30,223)	(218,450)	(59,256)	(134,804)

Increase (decrease) in cash and equivalents	14,571	(234,108)	(37,666)	(132,164)
Cash and equivalents at beginning of period	342,919	477,861	395,156	375,917

Cash and equivalents at end of period	$357,490	$243,753	$357,490	$243,753

Supplemental disclosure information:
Cash paid for interest	$20,838	$17,583	$60,501	$67,315
Cash paid for federal and state income taxes, net	$43,008	$27,360	$45,151	$38,525